Ex 10.6

PALM CITY GATEWAY, INC.

LEASE AGREEMENT

This Lease Agreement, made this June 23rd, 2006 by and between Palm City Gateway, Inc. or its assigns hereinafter called the LESSOR and **Information Systems Associates, Inc. a Florida Corporation located in Palm City, FL**, herein after called the LESSEE, with the following terms and conditions:

1. The LESSOR hereby leases to the LESSEE the suite pictured in Attachment A and described as: Suite Number **200B**, Executive Suites of Stuart, Inc., 901 SW Martin Downs Blvd., Palm City, FL 34990.

The lease term commences on the 1st day of July 2006 and terminates on the 31st day of May 2007. Premises are to be occupied solely for the purpose of conducting the business of: Business Services

Additional lease conditions include: No additional lease conditions.

2. The RENT shall be **$321.82** per month, plus Florida Sales tax, and a Common Area Maintenance (C.A.M.) charge of **$28.96**, payable on the first day of each month. This rent shall include office carpeting, incoming mail service, receptionist services, use of conference room and lounge areas, weekly cleaning and utilities. This rent shall not include optional items such as any in-house secretarial, telephone answering, copy service; fax service, marquee signage, Satellite TV service or Internet service. Such optional items may be available to all tenants at standardized rates.

3. Initial lease execution payment (due when lease is signed) and monthly rental payment both with optional items are explained in Attachment B and summarized here:

BASE RENT DUE FOR FIRST MONTH:	**$321.82**
CAM DUE FOR FIRST MONTH:	**$ 28.96**
Sales Tax due:	**$ 25.84**
Security Deposit:	**$350.78**
Key Deposit: Transferred from previous Lease	**$ 15.00**
First Month phone system:	**$ 35.00**
High Speed Internet Service:	**$ 44.95**
Connection Fee on Telephone & Internet Service	**$200.00**
Less Discount for Taking both Phone's & Internet	**($ 50.00)**
Total Due at Lease Execution:	**$972.35**

4. If default of a 14-day grace period be made in the payment of the above rent or any optional item or service, or any part thereof, or in any of the covenants herein contained to be kept by the LESSEE, it shall be lawful for the LESSOR at any time, at its election, without notice to declare said lease term ended and to re-enter said suite or any part thereof, with or without process of law want to remove LESSEE or any persons or equipment occupying the same; without prejudice to any remedies which might otherwise be used for arrears of rent, and LESSOR shall have at all times the right to distress for rent due and shall have a valid and first lien upon all personal property on the premises which LESSEE owns or may hereafter acquire or have an interest in whether exempt by law or not, as security for payment for the rent herein reserved. In the event that rent or any optional services are not paid in full on or before the due date plus a 14-day grace period, then LESSOR shall apply any payments made by LESSEE to the oldest outstanding charge. LESSOR shall have right to charge the sum of 5% of the amount due when the 14-day grace period expires as a late surcharge. In addition the LESSOR shall have the right to assess a charge of 1.5% interest on any outstanding balance due on the last day of each month and apply the lease deposit to rent upon eviction after any deduction for damage.

5. The LESSEE agrees that should it become necessary for the LESSOR to secure the services of an attorney to enforce any of the provisions of this Lease, which shall include the circumstances when the LESSEE breaks a term of the lease or fails to pay the rent when due, the said LESSEE shall be responsible for any reasonable attorney's fees incurred by the LESSOR whether or not it was necessary for the attorney to institution of legal action.

6. LESSEE will allow LESSOR or any agent of LESSOR duly authorized in writing to enter upon the suite for purposes of inspection at reasonable times and upon reasonable notice and will permit the LESSOR or his agents to show the suite to prospective tenants during LESSEE'S last 45 days of tenancy.

7. The LESSEE has no authority to make any alterations to the suite or to incur any debt or make any charge against the LESSOR or to create any lien upon the leased property for any work done or materials furnished without LESSOR'S express written consent. LESSEE may not obtain local or long distance telephone service except through services provided by LESSOR. LESSEE may not obtain broadband internet service except through services provided by LESSOR.

8. A standard design of tenancy signage has been adopted for the interior and exterior of the suite and LESSEE agrees not to place or permit any identification or other signage in the common areas of the suite that do not conform to the standard design. No exterior signage will be permitted.

9. LESSEE will not permit the suite to be used for any unlawful purpose nor for any purpose other than as hereinbefore specified and will not sublet all or part hereof or assign this lease without LESSOR'S express written consent.

10. LESSOR shall maintain adequate fire extended coverage and liability insurance to cover itself against loss for such insurable perils including furnishings and equipment owned by LESSOR. However, LESSEE shall be responsible for and shall indemnify and hold harmless the LESSOR from all liability and/or loss caused by injury or damage to persons or property owned by LESSEE cause by negligence of LESSEE on or about the suite. LESSEE shall maintain at its expense, fire, water, flood and extended coverage insurance on all of its personal property.

11. LESSEE authorizes LESSOR to conduct a credit investigation and understands the final approval of this Lease Agreement is contingent upon verification of LESSEE'S credit worthiness.

12. The base rent shall increase five percent (5%) each year over the previous year, during the term of this lease.

13. All rent is subject to a monthly Common Area Maintenance Charge (C.A.M.) of approximately 9% of the base rent which will appear on each monthly invoice, here being **$28.96**.

14. SECURITY DEPOSIT. Upon the execution of this Lease, Lessee agrees to pay to LESSOR a Security Deposit of **$350.78** to be held by LESSOR'S as security for the performance by LESSEE'S covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or measure of LESSOR'S damages in case of default by LESSEE. Upon default by LESSEE, LESSOR, from time to time, without prejudice to any other remedy, may (but shall not be required to) apply the Security Deposit against any arrearage of Rent, or optional items or any damage, injury, expense or liability caused to LESSOR by such default on the part of LESSEE. Should all or any portion of the Security Deposit be used for the purposes described above during the Lease Term, and then LESSEE shall remit to LESSOR on the first day of the month following notice of such use the amount necessary to restore the Security Deposit to its original balance. LESSEE'S failure to restore the Security Deposit upon notice from LESSOR shall be a material breach of this Lease.

15. KEYS AND LOCKS. LESSOR shall furnish LESSEE two keys for the suite and a key to enter the building upon receipt of a key deposit of **$15.00**. All keys shall remain the property of LESSOR. No additional locks shall be allowed on any door of the Suite without LESSOR'S written permission, and LESSEE shall not make or permit to be made any duplicate keys. Key deposit will be returned to LESSEE upon termination of this Lease, receipt by

LESSOR of all keys, and receipt of LESSOR the explanation of the combination of all locks for safes, safe cabinets, and vault doors if any in the Suite.

16. GRAPHICS. LESSOR shall provide and install, at LESSEE'S cost, chargeable against any available Lessee improvement allowance, all letters or numerals on doors in the suite at a cost of $40.00. All such letters and numerals shall be in the standard graphics for the Building, and no others shall be used or permitted on the Suite. LESSOR also agrees to provide and install, at a cost of $0.00, a listing on the Building directory board.

17. MOVING OUT. Upon vacating leased suite(s) LESSEE will be charged for any expense incurred by LESSOR to remove equipment or furniture not removed by LESSEE when the LESSEE is not longer in the suite.

18. GOVERNING LAW. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Florida.

19. FORCE MAJEURE. Whenever a period of time is herein prescribed for the taking of any action by Lessor, Lessor shall not be liable for, and there shall be excluded from the computation of such period of time, and delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any act, omission, delay, or neglect of Lessee or any of Lessee's employees or agents, or any other cause whatsoever beyond the control of Lessor.

20. Current Building Rules and Regulations, which are subject to change during the lease term, are in Attachment C.

21. Other terms and conditions:

LESSEE has the right to re-carpet the office at their own expense upon commencement of the lease.

In Witness Whereof, the parties hereto have hereunder placed their hands and seals.

Witness to LESSOR:

Executive Suites of Stuart, Inc.

Chuck Clark

Witness to LESSEE:

Tennant Name: Joe Coschera

by: Joseph P Coschera

ATTACHMENT A

The building floor plan with the leased suite highlighted.



ATTACHMENT C
Building Rules and Regulations

1. No smoking is allowed in the building. In addition, no smoking is allowed on the roof or from the roof doorway.

2. Walking on the roof is strictly not allowed because of damage to the surface of the roof.

3. No portion of LESSEE'S suite or the building shall at any time be used or occupied as sleeping or lodging quarters.

4. Common areas are for use by tenants and, on occasion, small numbers of guests. Events in a suite or in the conference room for more than 8 attendees require prior approval by the management. The use of facilities by invited guests (clients, customers, etc.) must not disturb the general operation and tranquility of the office environment:

   - The conference room is available on a first come first served basis for the occasional use by tenants for small groups of up to eight invited guests (clients, customers, etc.) in the event the tenant suite is not large enough.
   - A tenant may not schedule an event that disturbs the general operation of the building. Large events create parking problems, strain the capacity of our restrooms, cause a disturbance for other tenants and disturbs the general operation of the building. Tenants may not invite large numbers of guests during the day except rarely and with explicit written permission of the management.
   - Tenants may not cater events at the building. There are simply not facilities to support such activities.
   - The reason for the visit by the invited guests must be consistent with the operation of the business of the tenant as specified in the lease.

   These rules can be relaxed somewhat for evening meetings with written permission of the management.

5. Building hours of operation are 6 AM to 11 PM each day. Parking lots light will go off at 11 PM. The yellow security lights will stay on all night.

6. Coffee is provided to tenants and guests free of charge. Each Friday morning tenants are invited to join us for bagels (on us) in the kitchen on the third floor.

EXECUTIVE SUITES OF STUART, INC.

DSL SERVICE FOR HIGH SPEED INTERNET ACCESS

June 27, 2006

Role of DSL Service:
Executive Suites of Stuart, Inc. provides very robust high-speed internet access (DSL) to our tenants. Our service includes DSL service from two different DSL vendors with hardware in our facility to do load balancing and automatic roll over in the event of a service outage from one of the DSL vendors. This means better throughput during routine operations and continued service to the entire building even in the event one of the DSL vendors experiences an outage.

We provide this service at a very attractive price. Prices for DSL service in the market place range from $50 to $80 per month or higher, without roll over or load balancing. Our cost to a tenant is $29.95 per month.

The reason for this is that we view robust high-speed internet access as one of the attractive services that keeps our building full.

Service and Support:
The initial setup fee for DSL service of $100 includes reasonable efforts on our part to install the service on a single tenant computer. All subsequent issues with connecting to the internet are the responsibility of the tenant unless the problem is an Executive Suites problem or a problem with the DSL service providers (the vendors to Executive Suites). Problems such as:

- Connecting a second computer to the internet
- Connecting a new computer to the internet
- Re-configuring because some program you installed disrupts the connection

are not the responsibility of Executive Suites. We will be happy to help at the service rate of $60 per hour with a minimum charge of 15 minutes.